EX. 99.77O-Transactions effected pursuant to Rule 10f-3

1.Name of Underwriter From Who Purchased:

Bear Stearns & Co., Inc.
Merrill Lynch Pierce, Fenner & Smith Inc.
Credit Lyonnais
Bank of America
Salomon Smith Barney

2.Name of Underwriting syndicate members:

Bear Stearns
Merrill Lynch
Salomon Smith Barney
Bank of America
Goldman Sachs
Lehman Brothers
Credit Lyonnais
Cain Rauscher
JP Morgan
SG Cowen

3.Name of Issuer:

Cablevision Corporation


4.Title of Security:

Cablevision Corporation


5.Date of First Offering:

10/17/01


6.Dollar Amount Purchased:

$56,766.00


7.Number of Shares Purchased:

2,270 Shares

8.Price Per Unit:

$36.05